Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces Third Quarter Operating Results

April 8, 2008	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. completed the fiscal third quarter ended February 29, 2008 with net income of $228,131 ($.08 per fully diluted share) compared to net income of $387,649 ($.14 per fully diluted share) for the fiscal quarter ended February 28, 2007.  Sales were $2,811,111 for the quarter ended February 29, 2008 compared to $3,003,110 in the same period last year.  Sales for the nine months ended February 29, 2008 were $8,261,037 compared to $9,073,800 in the same period last year.  Net income for the nine months ended February 29, 2008 was $677,385 ($.24 per fully diluted share) compared to net income of $929,426 ($.34 per fully diluted share) for the same period last year.  Net income for the three and nine month periods ended February 29, 2008 was negatively impacted primarily by reduced net sales, higher research and development expenditures involving technologies related to the Xtero transaction, lower margin Measurement product sales, costs to implement Section 404 of the Sarbanes-Oxley Act, offset by a lower income tax provision compared to the same periods last year, respectively.  The Company has filed our quarterly Form 10Q today which reports results for the three and nine months ended February 29, 2008.

	Three Months ended		Nine Months ended
	February 29, 2008	February 28, 2007	February 29, 2008	February 28, 2007
Net Sales	$2,811,111	$3,003,110	$8,261,037	$9,073,800
Gross profit	$1,451,333	$1,720,712	$4,376,026	$4,960,935
Gross profit (% of sales)	51.6%	57.3%	53%	54.7%
Operating expenses	$1,301,580	$1,120,435	$3,736,565	$3,567,126
Net Income	$228,131	$387,649	$677,385	$929,426

Wayne Case, President and CEO of Schmitt Industries said: “We are excited about the opportunity the acquisition of Xtero Datacom Inc. (Xtero) on February 20, 2008 brings to the Company and believe Xtero’s technology will be a significant catalyst for long-term growth in our Measurement segment.  The acquisition includes Xtero’s patented and patent pending technology for remote satellite sensing of large chemical storage tanks that we believe has reached technological feasibility.  Although our acquisition of Xtero with related research and development costs has negatively impacted current operating results, the transaction should allow us to enter new measurement markets and is expected to add sales and profits to the Company in future years.

The company has continued to see improvement in the SBS Balancer segment during the most recent quarter and year to date with sales increasing slightly in both periods.  In the SMS Measurement segment, sales for surface measurement have continued to decline due to consolidation of businesses in these targeted markets into very large international manufacturers which we believe continues to negatively impact our sales.  Our dimensional measurement products sales have also decreased during the most recent quarter and year to date but the Company believes that it will see increasing sales in future periods as customers become aware of our newer laser dimensional products. ”

The information contained in this release contains certain forward-looking statements that anticipate future trends or events.  These statements are based on certain assumptions that may prove to be erroneous and are subject to certain risks including but not limited to the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry and other factors detailed in the Company’s SEC filings.  Accordingly, actual results may differ, possibly materially, from the predictions contained herein.

Linda M. Case, Investor Relations (503) 227-7908 or visit our web site
For more information contact:	at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258